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                                   EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

To the Members of Danka Business Systems PLC

We consent to the incorporation by reference in the registration statements (Nos. 33-75468, 33-75474, 333-18615, 333-89837, 333-83936, 333-83938, 333-87042)
on Form S-8, and (Nos. 33-95898, 33-94596 and 333-08455) on Form S-3 of Danka
Business Systems PLC of our report dated June 17, 2001, with respect to the consolidated balance sheets of Danka Business Systems PLC and subsidiaries as of March 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended March 31, 2002, and related schedule, which report appears in the March 31, 2002 annual report on Form 10-K of Danka Business Systems PLC.

KPMG Audit Plc
Chartered Accountants
Registered Auditor
London, England

June 21, 2002

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